Exhibit 5.1
Insulet Corporation April 1, 2009
9 Oak Park Drive
Bedford, MA 01730
          Re:       Securities Being Registered under Registration Statement on Form S-3
Ladies and Gentlemen:
          This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the selling stockholders listed in the Registration Statement under “Selling Stockholders” (the “Selling Stockholders”) of up to 3,750,000 shares (the “Shares”) of Common Stock, $0.001 par value per share, of Insulet Corporation, a Delaware corporation (the “Company”), issuable upon exercise of warrants (the "Warrants") issued pursuant to a Facility Agreement, dated March 13, 2009, among the Company and the Lenders named therein.
          We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.
          The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).
          Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the underlying Warrants, will be validly issued, fully paid and non-assessable.
          We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP